Exhibit 5.1

Phillips Nizer LLP

666 Fifth Avenue

New York, NY 10103

April 3, 2006

Star Gas Partners, L.P.

2187 Atlantic Street

Stamford, CT 06902

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel for Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”), we have examined the above referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended and supplemented (the “Registration Statement”) that the Partnership is filing with the Securities and Exchange Commission with respect to the registration of the following securities:

(i)	Common units of limited partnership interest in the Partnership, which include unit purchase rights of one right per unit, which are issuable pursuant to a unit purchase rights agreement dated as of April 17, 2001, as amended by a first amendment to unit purchase rights agreement dated as of December 2, 2005 (collectively, the “Common Units”);

(ii)	Non-transferable rights to subscribe for the Common Unit (the “Rights”).

The Partnership proposes to issue the Common Units upon exercise of the Rights (the “Rights Offering”), in accordance with and as more fully set forth in the prospectus of the Partnership forming a part of the Registration Statement (the “Prospectus”).

We have examined the form of Second Amended and Restated Agreement of Limited Partnership of the Partnership and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

Based on such investigation, it is our opinion that (i) upon distribution of the Rights pursuant to the Rights Offering, as described in the Prospectus, the Rights will be duly authorized and validly issued, and (ii) the Common Units, when issued and sold in the manner and for the consideration contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

We are attorneys admitted to practice in the State of New York. Our opinion relates only to the laws of the State of New York, applicable federal law of the United States of America and the corporate and limited partnership laws of Delaware. We express no opinion on the law of any other jurisdiction.

We hereby consent to the reference to us under the caption “Legal Matters” in the Registration Statement. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act of 1933.

Very truly yours,

PHILLIPS NIZER LLP

By:	/s/ Brian Brodrick
Brian Brodrick, Partner